SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549




                            FORM 8-K


                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)  November 27, 1996


                        ELECTROSTAR, INC.
       (Exact Name of Registrant as Specified in Charter)



Florida                  0-27392        65-0539991
(State or Other Juris-   (Commission    (IRS Employer
diction of Incorpora-    File Number)   Identification No.)
tion)


     710 North 600 West, Logan, Utah           84321
     (Address of Principal Executive Offices)       (Zip Code)



Registrant's telephone number, including area code (801) 753-
4700



           (Former name, if changed since last report)
















ITEM 5.  OTHER EVENTS

     Tender Offer and Merger. On November 27, 1996, ElectroStar, Inc. (the "Company"), T3 Acquisition Corp. ("Purchaser"), a wholly-owned subsidiary of Tyco International Ltd. ("Tyco"), and Tyco entered into an Agreement and Plan of Merger (the "Merger Agreement") in accordance with the terms and subject to the conditions of which (i) Tyco has caused the Purchaser to commence a tender offer (the "Offer") for all outstanding shares of Common Stock, par value $.01 per share, of the Company (the "Shares"), at a price of $14.00 per Share net to the seller in cash, and (ii) the Purchaser will be merged with and into the Company (the "Merger") and upon the Merger the remaining outstanding Shares will be converted into the right to receive $14.00 per Share. Upon the consummation of the Offer and the Merger, the Company will become a wholly owned subsidiary of Tyco.

     Pursuant to the Merger Agreement, the Purchaser commenced the Offer on December 5, 1996. The Offer is scheduled to expire at 12:00 midnight, New York City time, on January 3, 1997 unless the Offer is extended. The Merger Agreement requires the Company to use all reasonable efforts to cause the Purchaser's designees to be elected to the Board of Directors under the circumstances described therein.

     Shareholder Agreement. Simultaneously with the execution of the Merger Agreement, Trivest Fund I, Ltd., Trivest Equity Partners I, Ltd., LAC Partners, Heller Financial, Inc. Kenton K. Alder, John Mayer and F.G. Lindsay Burton, (collectively, the "Shareholders") entered into a Shareholder Agreement with Tyco and Purchaser (the "Shareholder Agreement"). Upon the terms and subject to the conditions of the Shareholder Agreement, the Shareholders have severally agreed to validly tender and not to withdraw pursuant to and in accordance with the terms of the Offer the approximately 61% of the outstanding Shares owned beneficially by them.

     Subject to the right of certain Shareholders to make charitable gifts of up to 74,000 Shares, each of the Shareholders has agreed not to: (i) transfer (which term includes, without limitation, any sale, gift, pledge or other disposition), consent to any transfer, or enter into any contract, option or other arrangement with respect to the transfer of, Shares subject to the Shareholder Agreement owned by such Shareholder; (ii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares; (iii) deposit any such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any such Shares; or (iv) take any other action that would in any way restrict, limit or interfere with the performance of its obligations under the Shareholder Agreement or the transactions contemplated thereby. Each of the Shareholders has also agreed not to solicit, initiate or encourage the submission of any acquisition proposal and not to take certain other actions with respect to any acquisition proposal.

     Under the Shareholder Agreement each Shareholder has granted an irrevocable proxy with respect to the Shares subject to the Shareholder Agreement to Tyco to vote such Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company, and (ii) any amendment of the Company's Articles of Incorporation or bylaws or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

     The following exhibits to this Current Report are incorporated herein by reference: (1) the Company's Schedule 14D-9 filed on December 5, 1996 relating to the transactions described herein, (2) the Company's Information Statement filed on December 5, 1996 relating to the transactions described herein, (3) the Merger Agreement, (4) the Shareholders Agreement, and (5) the press release issued by the Company and Tyco on December 29, 1996.


ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
          EXHIBITS

     (a)  Not applicable.

     (b)  Not applicable.


     (c)  EXHIBITS

               The following exhibits are incorporated by reference in this Current Report on Form 8-K:


[CAPTION]


     Exhibit No.                   Description

2.1 Agreement and Plan of Merger, dated as of November 27, 1996, among Tyco, the Purchaser and the Company, incorporated by reference to Exhibit (c)(1) to the Registrant's Schedule 14D-9 filed on December 5, 1996.

2.2  Shareholder Agreement, dated as of November 27, 1996, among
     Tyco, the Purchaser and the Shareholders identified therein, incorporated by reference to Exhibit (c)(5) to the Registrant's Schedule 14D-9 filed on December 5, 1996.

2.3  The Registrant's Schedule 14D-9 filed on December 5, 1996.

2.4  The Registrant's Information Statement filed on December 5,
     1996.

99 Press release issued by the Company and Tyco on November 29, 1996, incorporated by reference to Exhibit (a)(3) to the Registrant's Schedule 14D-9 filed on December 5, 1996.

































                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   ELECTROSTAR, INC.



Dated: December 12, 1996      By: /s/F.G. Lindsay Burton, Jr.
                                   F.G. Lindsay Burton, Jr.
                                   Vice President and
                                   Chief Financial Officer